Press Release For immediate release
Invesco Ltd. Announces November 30, 2020
Assets Under Management

Investor Relations Contact:    Aimee Partin    404-724-4248
Media Relations Contact:    Graham Galt    404-439-3070

Atlanta, December 9, 2020 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $1,294.0 billion, an increase of 7.3% versus previous month-end. Total net inflows were $4.2 billion. The firm achieved net long-term inflows of $1.5 billion this month. Non-management fee earning net inflows were $1.2 billion and money market net inflows were $1.5 billion. AUM was positively impacted by favorable market returns, which increased AUM by $78 billion. FX increased AUM by $5.1 billion. Preliminary average total AUM for the quarter through November 30 were $1,254.5 billion, and preliminary average active AUM for the quarter through November 30 were $921.5 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

November 30, 2020(a)	$1,294.0	$651.6	$291.2	$73.9	$104.4	$172.9
October 31, 2020	$1,206.5	$582.0	$282.9	$68.2	$102.5	$170.9
September 30, 2020	$1,218.2	$592.4	$276.4	$68.1	$109.3	$172.0
August 31, 2020	$1,245.8	$612.5	$275.2	$69.1	$113.1	$175.9
Active(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

November 30, 2020(a)	$946.7	$366.2	$254.3	$73.1	$104.4	$148.7
October 31, 2020	$891.1	$327.6	$247.5	$67.4	$102.5	$146.1
September 30, 2020	$900.2	$334.0	$242.8	$67.3	$109.3	$146.8
August 31, 2020	$917.5	$344.9	$241.5	$68.3	$113.1	$149.7
Passive(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

November 30, 2020(a)	$347.3	$285.4	$36.9	$0.8	$—	$24.2
October 31, 2020	$315.4	$254.4	$35.4	$0.8	$—	$24.8
September 30, 2020	$318.0	$258.4	$33.6	$0.8	$—	$25.2
August 31, 2020	$328.3	$267.6	$33.7	$0.8	$—	$26.2

(a)	Preliminary - subject to adjustment.
(b)	Passive AUM includes index-based ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.

About Invesco Ltd.
Invesco is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. With offices in 25 countries, our distinctive investment teams deliver a comprehensive range of active, passive and alternative investment capabilities. For more information, visit www.invesco.com/corporate.

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